                                                                    Exhibit 99.1

Newark, DE, November 7, 2005 - (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for the nine months ended September 30, 2005 were $0.96 and $0.93, respectively, as compared to $0.80 and $0.78 for the comparable period in 2004. Dian Taylor, CEO and President, said "Drier weather conditions later in the summer helped to boost water sales. In addition, we are seeing the positive results generated by our growing wastewater activities. As planned, our wastewater operations are adding revenues and income to supplement our core utility operations." Revenues for the nine month period were $33.8 million, up 15.0% from $29.4 million in 2004. Net income available to common stockholders was $3.8 million, compared to $3.2 million last year, a 21.6% increase.

Basic and diluted net income per common share for the quarter ended September 30, 2005 were $0.42 and $0.41, respectively, as compared to $0.38 and $0.36 for the comparable period in 2004. Revenues for the quarter were $12.4 million, up 16.8% from $10.6 million in 2004. Net income was $1.7 million, compared to $1.5 million last year, a 13.4% increase.

Operating revenues increased primarily as the result of the $2.8 million, or 10.0%, increase in water sales revenue for the nine month period ended September 30, 2005 compared to the same period last year. For the quarter and year to date, the overall amount of water delivered to customers was up 10.7% and 4.8%, respectively, compared to the same periods last year. In addition to increased demands for water, principally as a result of drier weather conditions compared to the summer of 2004, increased water sales revenues reflect an increase in the number of customers served and the increases in temporary rates implemented in the current period related to our February 5, 2004 request that is pending before the Delaware Public Service Commission. The February request was made to seek recovery of costs associated with $44 million in investments in utility plant. These investments were made to increase supply and improve and expand infrastructure, to ensure continued quality service.

The remaining increase in operating revenues is primarily due to additional revenues generated by wastewater and contract operations services. Non-utility revenue totaled $2.0 million for the nine months ended September 30, 2005, $1.5 million above non-utility revenue for the comparable period in 2004. This increase is primarily the result of revenue from our non-regulated wastewater subsidiary, Artesian Utility Development, Inc., which designs, builds and operates wastewater facilities. These revenues are partially offset by associated non-utility expenses for contracted engineering design and construction services.

Total operations and maintenance expenses increased $2.9 million, or 18.4% for the nine month period ended September 30, 2005, as compared to the same period last year. The primary components of the increase in operating expenses included increases in non-utility expense of $1.4 million and payroll and employee benefit expense of $1.0 million.

Artesian's wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. More than $164 million has been invested in water utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. Artesian distributes and sells water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of September 30, 2005, Artesian was serving approximately 71,400 metered customers, providing water service to about 233,000 residents (including contract services), representing approximately 28% of Delaware's total population. Artesian is also providing engineering design, construction services and wastewater operations services through Artesian Utility Development, its non-regulated subsidiary. In July 2005, Artesian began operations as a regulated wastewater utility in Delaware through Artesian Wastewater Management, Inc.

Contact: Nicki Taylor
Investor Relations
(302) 453-6943 NTAYLOR@ARTESIANWATER.COM

                       ARTESIAN RESOURCES CORPORATION
                       ------------------------------
               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   (Unaudited)                              (Unaudited)
                                                        Three months          Three months      Nine months            Nine months
                                                            ended                ended             ended                  ended
                                                        September 30,         September 30,     September 30,          September 30,
                                                            2005                   2004             2005                   2004
                                                        -----------------------------------    ------------------------------------

                                                        -----------------------------------    ------------------------------------
OPERATING REVENUES                                       $   12,380             $   10,601      $   33,784              $   29,372
                                                        -----------------------------------    ------------------------------------

OPERATING EXPENSES
 Operations and Maintenance Expenses                          6,384                  5,100          18,336                  15,486
 Depreciation and Amortization                                1,098                    998           3,220                   3,014
 State & Federal Taxes                                        1,116                    993           2,561                   2,112
 Property and Other Taxes                                       618                    537           1,790                   1,619

                                                        -----------------------------------    ------------------------------------
                                                              9,216                  7,628          25,907                  22,231
                                                        -----------------------------------    ------------------------------------

OPERATING INCOME                                              3,164                  2,973           7,877                   7,141

     Other Income, net                                           33                      -             503                     446

                                                        -----------------------------------    ------------------------------------
INCOME BEFORE INTEREST CHARGES                                3,197                  2,973           8,380                   7,587
                                                        -----------------------------------    ------------------------------------

                                                        -----------------------------------    ------------------------------------
INTEREST CHARGES                                              1,518                  1,493           4,543                   4,430
                                                        -----------------------------------    ------------------------------------

NET INCOME                                                    1,679                  1,480           3,837                   3,157
PREFERRED DIVIDEND REQUIREMENT                                    -                      -               -                       2

                                                        -----------------------------------    ------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                    $    1,679             $    1,480      $    3,837              $    3,155
                                                        -----------------------------------    ------------------------------------

 Weighted Average Common Shares Outstanding - Basic       3,997,618              3,944,299       3,981,490               3,930,744
 Net Income per Common Share - Basic                     $     0.42             $     0.38      $     0.96              $     0.80

 Weighted Average Common Shares Outstanding - Diluted     4,124,998              4,072,761       4,115,926               4,058,873
 Net Income per Common Share - Diluted                   $     0.41             $     0.36      $     0.93              $     0.78


                       ARTESIAN RESOURCES CORPORATION
                       ------------------------------
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (IN THOUSANDS)

                                                        (Unaudited)                         (Unaudited)
                                                     September 30, 2005                  December 31, 2004
------------------------------------------------------------------------------------------------------------
     ASSETS

         Utility Plant, at original cost less
              accumulated depreciation                    $ 223,690                          $ 212,152
         Current Assets                                      11,502                              9,658
         Regulatory and Other Assets                          6,059                              5,570
                                                         -----------                        -----------
                                                          $ 241,251                          $ 227,380
                                                         ===========                        ===========

     CAPITALIZATION AND LIABILITIES
         Stockholders' Equity                             $  57,195                          $  54,943
         Long Term Debt, Net of Current Portion              92,385                             82,356
         Current Liabilities                                 11,624                             18,440
         Advances for Construction                           24,097                             21,456
         Contributions in Aid of Construction                36,922                             33,426
         Other Liabilities                                   19,028                             16,759
                                                         -----------                        -----------
                                                          $ 241,251                          $ 227,380
                                                         ===========                        ===========